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EXHIBIT 3.26

ARTICLES OF INCORPORATION

OF

HUNTSMAN FAMILY CORPORATION

        The undersigned natural persons over the age of eighteen years, acting as incorporators of a corporation (the "corporation") under the Utah Revised Corporation Act, adopt the following Articles of Incorporation for such corporation:

ARTICLE I

NAME

        The name of the corporation is Huntsman Family Corporation.

ARTICLE II

PURPOSES AND POWERS

        Section 2.01.    Purposes.    The purposes for which the corporation is organized are:

          (a)   To engage in and carry on, directly or indirectly, in all of its branches the business of purchasing, developing, researching, manufacturing, compounding, refining, marketing selling, distributing, brokering, trading, importing, exporting, using and otherwise dealing in and with, and to purchase, acquire, hold, manufacture, compound, refine, distill, print, fabricate, treat, prepare, analyze, synthesize, produce, research, develop, and in every way deal in and with chemical materials, petrochemical materials, plastics, films, compounds, preparations, agents, intermediates, substances, and products of every kind, including without limitation propane, ethane, benzene, butane, propylene, ethylene, polypropylene, polyethylene, petroleum derivatives, resins, films, inks, solvents, agents, surfactants, substances, and combinations produced, manufactured, fabricated, or synthesized from any thereof, including solids, liquids, and gases of all kinds; and to produce, fabricate, print and utilize and deal in and with chemicals, petrochemicals, and combinations and products of all kinds.

          (b)   To purchase, acquire, own, hold, lease, operate, mortgage, encumber, sell, and dispose of any and all kinds and character of real, personal, and mixed property (the foregoing particular enumeration in no sense being used by way of exclusion or limitation) and while the owner thereof, to exercises all the rights, powers, and privileges of ownership, including, in the case of stocks and shares, the right to vote thereon.

          (c)   To enter into, make, and perform contracts of every kind and description, to borrow and lend money, with or without security, and to endorse or otherwise guarantee the obligations of others.

          (d)   To act as principal, agent, or broker for others and receive compensation for all services which it may render in the performance of the duties of an agency character.

          (e)   To purchase, hold, sell, and transfer the shares of its own capital stock.

          (f)    To engage in the general business of investing, on behalf of itself and others, any part of its capital and such additional funds as it may obtain, or any interest thereon, either as tenant in common or otherwise, and to sell or otherwise dispose of the same, or any part thereof, or any interest therein.

          (g)   To conduct researches, investigations, and examinations of businesses and enterprises of every kind and description.

          (h)   To engage in any and all other lawful acts, activities, and/or pursuits for which a corporation may now or hereafter be organized under the Utah Revised Business Corporation Act.

        Section 2.02.    Powers.    The corporation shall have all powers allowed by law, including without limitation those powers described in Section 16-10a-302 of the Utah Revised Business Corporation Act, as amended and supplemented. The purposes stated herein shall be construed as powers as well as purposes, and the matters expressed in any clause shall not be limited by reference to or inference from the terms of any other, but shall be regarded as independent purposes and powers; and the enumeration of specific purposes and powers shall not be construed to limit or restrict the meaning of general terms of the general powers; nor shall the expression of one thing be deemed to exclude another not expressed, although it be of like nature.

ARTICLE III

CAPITALIZATION

        Section 3.01.    Authorized Shares.    The aggregate number of shares which the corporation shall have authority to issue is ten million (10,000,000) shares, consisting of one million (1,000,000) shares of voting common stock (the "Common Stock") and nine million (9,000,000) shares on non-voting, cumulative preferred stock (the "Preferred Stock"), such Preferred Stock having a par value of ten dollars ($10.00) per share.

        Section 3.02.    Common Stock.    The rights, privileges, and voting powers of the Common Stock shall be identical, with each share of Common Stock being entitled to one (1) vote on all matters to come before the shareholders of the corporation. As among other shares of Common Stock, all shares of Common Stock shall have equal rights in the event of any voluntary or involuntary liquidation, dissolution, or winding -up of the affairs of the corporation. All shares Common Stock shall be non-assessable.

        Section 3.03.    Preferred Stock.    The powers, preferences, and rights of the shares of Preferred Stock, and the qualifications, limitations, or restrictions thereof are as follows:

          (a)    Rank.    The Preferred Stock shall, with respect to dividend and distribution rights and rights on liquidation, winding up, and dissolution, rank prior to the Common Stock.

          (b)    Dividends and Cumulative Preference.    The holders of the shares of the Preferred Stock shall be entitled to receive, when, as, and if declared by the Board of Directors of the corporation (in its absolute discretion), out of funds legally available for the payment of dividends at the annual rate of eighty cents ($.0.80) per share, and no more. Such dividends shall be payable in quarterly payments of twenty cents ($0.20) per share on the last day of March, June, September, and December of each year (or, if any such day is not a business day, then on the next succeeding business day), commencing with March 31, 1994 (each of such dates being a "Dividend Payment Date"). Such dividends shall be paid to the holders of record at the close of business on the date specified by the Board of Directors of the corporation at the time such dividend is declared, in preference to dividends on the Common Stock.

          Dividends shall begin to accrue and be cumulative on outstanding shares of the Preferred Stock from the date of issue of such shares. Dividends payable on the Preferred Stock for any period shorter than a full annual dividend period shall be computed on the basis of a 365-day year and the actual number of days elapsed in such period. Dividends paid on shares of the preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata to the holders entitled thereto.

          (c)    Liquidation Preference.    In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of the affairs of the corporation, the holders of shares of the Preferred

  Stock then outstanding shall be entitled to be paid out of the assets of the corporation available for distribution to its shareholders an amount in cash equal to ten dollars ($10.00) for each share outstanding, plus an amount in cash equal to all accrued but unpaid dividends thereon through the date of such payment, whether or not declared (the "Cumulative Liquidation Preference") before any payment shall be made or any assets distributed to the holders of any shares of the Common Stock. Except as provided in the preceding sentence, holders of the Preferred Stock shall not be entitled to any distribution in the event of liquidation, dissolution, or winding-up of the affairs of the corporation. All shares of the Preferred Stock are non-assessable.

          For the purposes hereof, neither the voluntary sale, conveyance, exchange, or transfer (for cash, shares of stock, securities, or other consideration) of all or substantially all of the property or assets of the corporation nor the consolidation or merger of the corporation with one (1) or more other corporations shall be deemed to be winding-up, voluntary or involuntary, unless such voluntary sale, conveyance, exchange, or transfer shall be pursuant to a plan of liquidation, dissolution, or winding-up adopted by the corporation.

          (d)    Redemption.    To the extent the corporation shall have funds legally available for such payment, the corporation may redeem at its option shares of the Preferred Stock, at any time in whole or from time to time in part, at a redemption price in cash of ten dollars ($10.00) per share, together with all accrued and unpaid dividends thereon through the redemption date. If fewer than all of the shares of the Preferred Stock are to be redeemed, the number of shares to be redeemed shall be determined by the Board of Directors, and the shares to be redeemed shall be pro rata among the holders of outstanding shares of the Preferred Stock.

          To the extent the Corporation shall have funds legally available for such payment, on December 31, 2003, and thereafter on each successive third anniversary thereof, the corporation shall redeem, in whole or in part, at the option of each holder of the Preferred Stock, such shares of the Preferred Stock of such holder at a redemption price in cash of ten dollars ($10.00) per share, together with all accrued and unpaid dividends thereon through the redemption date. If the corporation shall be unable to fully discharge its obligation pursuant to this paragraph (d) solely because the corporation shall not have sufficient funds legally available for such payment, such obligation shall be discharged as soon as the corporation is legally able to do so.

          If the corporation shall redeem shares of the Preferred Stock pursuant to this paragraph (d), notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than ten (10) days nor more than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed at such holder's address as the same appears on the records of the corporation; provided, however, that failure to give such notice or any defect therein shall not affect the validity of the proceeding for the redemption of any shares of the Preferred Stock to be redeemed, except as to any holder to whom the corporation has failed to give said notice or except as to any holder whose notice was defective. Each such notice shall state: (i) the redemption date, (ii) the number of shares of the Preferred Stock to be redeemed, and, if less than all the shares held by such holder are to be redeemed from such holder, the number of shares to be redeemed from such holder (iii) the redemption price, (iv) the place or places where certificates are to be surrendered for payment of the redemption price, (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date, and (vi) if required by the Board of Directors of the corporation, that shares surrendered must be properly endorsed or assigned for transfer. If pursuant to this paragraph (d) a holder of the Preferred Stock shall demand that the corporation redeem such holder's shares, then 60 days before the applicable redemption date, such holder shall deliver to the corporation a request for redemption setting forth the number of shares of the Preferred Stock to be redeemed. Upon receipt of such notice, the corporation shall confirm the redemption price and deliver instructions for the surrender of certificates to such holder.

          Notice having been mailed as provided above and provided that on or before the applicable redemption date funds necessary for such redemption shall have been set aside by the corporation, separate and apart from its other funds, in trust for the pro rata benefit of the funds, in trust for the pro rata benefit of the holders of shares of the Preferred Stock so called for or entitled to redemption, so as to be and to continue to be available therefor, after the redemption date (unless default shall be made by the corporation in providing money for the payment of the redemption price of the shares called for redemption), dividends on the shares of the Preferred Stock so called for redemption shall cease to accrue, and said shares shall no longer be deemed to be outstanding and shall be cancelled, and all rights of the holders therof as shareholders of the corporation (except the right to receive from the corporation the redemption price and any accrued and unpaid dividends through the redemption date) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the corporation shall so require), such shares shall be redeemed by the corporation at the redemption price. In the event that fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

          Any shares of the Preferred Stock purchased or otherwise acquired by the corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued thereafter from time to time in whole or in part, by resolution or resolutions of the Board of Directors of the corporation.

          (e)    Voting Rights.    Pursuant to Section 16-10a-1004 (5) of the Utah Business Corporation Act and/or otherwise to the full extent permitted by law, the shares of Preferred Stock shall not be entitled to any voting rights.

ARTICLE IV

REGISTERED OFFICE AND AGENT

        The address of the initial registered office of the corporation is 1975 Eagle Gate Tower, 60 East South Temple, Salt Lake City, Utah 84111, and the name of its initial registered agent at such address is Brent M. Stevenson.

ARTICLE V

DIRECTORS

        The number of directors which shall constitute the Board of Directors of the corporation may vary from three (3) to nine (9) directors as prescribed by the Bylaws of the corporation. The number of directors constituting the initial Board of Directors of the corporation shall be three (3), and the names and addresses of the persons who are to serve as directors until the first meeting of the shareholders or until their successors are elected and shall qualify are as follows:

Name	Address
1. Michael W. Smith	1975 Eagle Gate Tower 60 East South Temple Salt Lake City, Utah 84111
2. Brent M. Stevenson	1975 Eagle Gate Tower 60 East South Temple Salt Lake City, Utah 84111
3. Terry R. Parker	1975 Eagle Gate Tower 60 East South Temple Salt Lake City, Utah 84111

ARTICLE VI

LIMITATION OF LIABILITY

        In accordance with the provisions and within the meaning of Section 16-10a-841 of the Utah Revised Business Corporation Act: (a) No director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for any action taken or any failure to take any action as a director, except as provided in this Article VI; (b) the limitation of liability contemplated in this Article VI shall not extend to (i) the amount of a financial benefit received by a director to which he is not entitled, (ii) an intentional infliction of harm on the corporation or its shareholders, (iii) a violation of Section 16-10a-842 of the Utah Revised Business Corporation Act, or (iv) an intentional violation of criminal law; (c) Any repeal or modification of this Article VI by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification; without limitation, this Article VI shall be applied and interpreted, and shall be deemed to incorporate, any provision of the Utah Revised Business Corporation Act, as the same exists or may hereafter be amended, any provision of any act that may replace or supplement the Utah Revised Business Corporation Act, as well as any applicable interpretation of Utah law, so that personal liability of directors and officers of the corporation to the corporation or its shareholders, or to any third person, shall be eliminated or limited to the fullest extent permitted from time to time by Utah law.

ARTICLE VII

INCORPORATORS

        The names and addresses of the incorporators are as follows:

Name	Address
1. Brent M. Stevenson	1975 Eagle Gate Tower 60 East South Temple Salt Lake City, Utah 84111
3. Terry R. Parker	1975 Eagle Gate Tower 60 East South Temple Salt Lake City, Utah 84111

        IN WITNESS WHEREOF, the undersigned, being the incorporators of the corporation, hereby execute these Articles of Incorporation and certify to the truth of the facts stated herein, this 28th day of December, 1993.

/s/ BRENT M. STEVENSON Brent M. Stevenson
/s/ TERRY R. PARKER Terry R. Parker
ACKNOWLEDGEMENT OF REGISTERED AGENT

The undersigned, Brent M. Stevenson, hereby acknowledges that he has been named as registered agent of Huntsman Corporation, a Utah corporation to be formed pursuant to Articles of Incorporation of Huntsman Family Corporation to which this Acknowledgement of Registered Agent is attached, and hereby agrees to act as registered agent of said corporation.
/s/ BRENT M. STEVENSON Brent M. Stevenson

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ARTICLES OF INCORPORATION OF HUNTSMAN FAMILY CORPORATION
ARTICLE I NAME
ARTICLE II PURPOSES AND POWERS
ARTICLE III CAPITALIZATION
ARTICLE IV REGISTERED OFFICE AND AGENT
ARTICLE V DIRECTORS
ARTICLE VI LIMITATION OF LIABILITY
ARTICLE VII INCORPORATORS